Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Florida East Coast Industries, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-53144) on Form S-8 of Florida East Coast Industries, Inc. of our reports dated February 16, 2005, with respect to the consolidated balance sheets of Florida East Coast Industries, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for the three years ended December 31, 2004, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal controls over financial reporting as of December 31, 2004, which reports appears in the December 31, 2004 Annual Report on Form 10-K of Florida East Coast Industries, Inc.

KPMG LLP

Jacksonville, Florida
March 4, 2005

72